Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Keith Lippert / Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777 / (415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER ANNOUNCES FISCAL 2006 FIRST QUARTER RESULTS

Salt Lake City, Utah, October 4, 2005: Weider Nutrition International, Inc. (NYSE: WNI, doing business as Schiff Nutrition) today announced results for the fiscal 2006 first quarter ended August 31, 2005.

Weider Nutrition’s net sales were $48.0 million for the first quarter, compared to $43.7 million for the same period in fiscal 2005. For its fiscal 2006 first quarter, Weider Nutrition reported net income of $4.9 million, or $0.18 per share, compared to $3.7 million, or $0.14 per share, for the same period a year ago.

Bruce Wood, president and chief executive officer, stated, “The approximate 9.9 percent net sales increase for our first quarter was fueled by a 16.9 percent increase in branded sales, most notably in our Move Free® joint care brand. As expected, we experienced erosion in our gross margin primarily due to the ongoing higher raw material costs in a price competitive market. Our earnings per share increase was aided by a more favorable effective tax rate and certain unusual income items.”

Wood added, “We are encouraged by the solid sales results in the quarter, and by the positive results contained in the abstract of the National Institutes of Health Glucosamine/Chondroitin Arthritis Intervention Trial [NIH GAIT] joint care study regarding glucosamine and chondroitin. This seminal study, coupled with positive results on glucosamine contained in the abstract from the recently completed European Glucosamine Unum In Die Efficacy Trial [GUIDE Trial], give us reason to remain confident in the long-term potential of the joint care category.”

Conference Call Information
Weider Nutrition International will hold a conference call today, October 4, 2005 at 11 a.m. ET. The U.S. domestic access number is (866) 831-6162. International participants should dial (617) 213-8852. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.schiffnutrition.com. If you do not have Internet access, a replay of the call will be available by dialing 1-888-286-8010 and entering access code 75501755;
for international callers by dialing 617-801-6888, access code 75501755. The telephone replay will be available through October 6, 2005 and the webcast through October 24, 2005.

About Weider Nutrition
Weider Nutrition International, Inc., doing business as Schiff Nutrition International, develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the website www.schiffnutrition.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the impact of raw material pricing and availability (particularly relating to joint care products), the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, dependence on individual products, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the impact of clinical studies regarding nutritional supplements, particularly relating to the joint care category, the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, litigation and government regulatory action, uncertainty of market acceptance of new products, adverse publicity regarding the consumption of nutritional supplements, the inability to find strategic acquisitions or the inability to successfully consummate or integrate an acquisition, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov).

- Tables to Follow -

WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
(unaudited)

	Three Months Ended August 31,
	2005	2004

Net sales	$48,017	$43,695
Cost of goods sold	35,308	26,892

Gross profit	12,709	16,803
Operating expenses:
Selling and marketing	6,016	7,213
Other operating expenses	2,916	4,633
Total operating expenses	8,932	11,846

Income from operations	3,777	4,957
Other income (expense), net	1,949	(170)
Income from continuing operations before income taxes	5,726	4,787
Income taxes	734	1,844

Income from continuing operations	4,992	2,943
Income (loss) from discontinued operations, net of tax	(57)	745

Net income	$4,935	$3,688

Weighted average common shares outstanding - diluted	26,774	26,564

Net income per share:
Income from continuing operations	$0.19	$0.11
Income (loss) from discontinued operations	(0.01)	0.03

Net income	$0.18	$0.14

-More-

WEIDER NUTRITION INTERNATIONAL, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(IN THOUSANDS)

	August 31, 2005	May 31, 2005
	(unaudited)

Cash and cash equivalents	$21,205	$11,358
Short-term investments	30,475	24,212
Receivables, net	21,047	29,300
Inventories	17,522	32,419
Other current assets	5,316	7,154

Total current assets	95,565	104,443

Property and equipment, net	13,130	16,714
Other assets	5,000	7,109

	18,130	23,823

Total assets	$113,695	$128,266

Short-term debt	$252	$3,020
Other current liabilities	18,073	35,411

Total current liabilities	18,325	38,431

Deferred taxes	680	—

Stockholders’ equity	94,690	89,835

Total liabilities & stockholders’ equity	$113,695	$128,266

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